Media Relations Contact Timothy G. Weir, APR Director of Public Affairs, Communications & Marketing (812) 962-5128 | tweir@accuridecorp.com	Investor Relations Contact Todd Taylor Vice President/Treasurer (812) 962-5105 | ttaylor@accuridecorp.com

FOR IMMEDIATE RELEASE

Accuride Corporation Announces Date of 2016 Annual Meeting of Stockholders

EVANSVILLE, Ind. – March 16, 2016 – Accuride Corporation (NYSE: ACW), a Delaware corporation ("the Company"), today announced that its 2016 Annual Meeting of Stockholders will be held on Tuesday, April 26, 2016, beginning at 7:30 a.m. Central Daylight Time at the Hilton Chicago O'Hare located at 10000 W. O'Hare, Chicago, IL 60660.

The Company's stockholders of record at the close of business on March 9, 2016, will be entitled to receive notice of the annual meeting and to vote upon matters considered at the meeting.  Additional information regarding the annual meeting will be provided in the Company's Notice of Annual Meeting, which will be mailed together with proxy materials to stockholders of record.

About Accuride Corporation
With headquarters in Evansville, Ind., USA, Accuride Corporation is a leading supplier of components to the North American and European commercial vehicle industries. The company's products include commercial vehicle wheels; wheel-end components and assemblies; and specialty cast-iron components for a range of agricultural, construction and mining, and oil and gas equipment applications.  The company's products are marketed under its brand names, which include Accuride®, Accuride Wheel End Solutions™, Gunite®, Gianetti Ruote™ and Brillion™. Accuride's common stock trades on the New York Stock Exchange under the ticker symbol ACW. For more information, visit the company's website at http://www.AccurideCorp.com.

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